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                                                       EXHIBIT 7.1



                                  July 24, 1997


Mr. Donald Russell                      Robert W. Johnson IV
Chairman, CEA Management Corp.          The Johnson Company, Inc.
Communications Equity Associates        630 Fifth Avenue, Suite 1510
101 East Kennedy Blvd., Suite 3300      New York, New York 10111
Tampa, Florida 33602

Mr. Donald Searles                      Neil J. Burmeister
CRT Trust Advisors, Inc.                P.O. Box 5415
400 Embassy Row, Suite 500              New York, New York 10185-0044
Atlanta, Georgia 30328

Mr. John Perry, III                     Arthur DelVesco
564 Toro Canyon Road                    12 South Wynstone Drive
Santa Barbara, California 93108         North Barrington, Illinois 60010

Mr. Thomas D. McCloskey, Jr.,
President
McCloskey Enterprises, Inc.
730 E. Durant, Sutie 202
Aspen, Colorado 81611


Gentlemen:

     Chartwell Group, Inc. ("Chartwell") and Computer Integration Corp. ("CIC") are parties to a Stock Purchase Agreement dated as of May 15, 1997 (the "Agreement"). Under the Agreement, Chartwell has the right to assign any or all of its rights under the Agreement, including its rights to purchase CIC common stock, to one or more assignees. Collectively, the addressees of this letter ("Assignees") have agreed to purchase 2,277,103 shares of CIC common stock for the aggregate purchase price of $2,436,500, and Chartwell has assigned its rights to buy these shares to Assignees as permitted by the Agreement. Assignees have wire transferred funds into CIC's attorney's trust account to accomplish this closing.

     This letter will constitute Chartwell's agreement that, for one year after the Closing (the same time period set forth in Section 4.2 of the Agreement), it will use its best efforts to cause and maintain the election to the Board of Directors of one nominee of Assignees' group (as designated by Neil J. Burmeister or a replacement representative appointed by a majority-in-interest of Assignees). If necessary to create a vacancy for the election of such nominee, Chartwell will cause one of the other directors it is entitled under the Agreement to elect to resign from the Board.

                                       Very truly yours,

                                       CHARTWELL GROUP, INC.

                                       /s/ Michael G. Santry
                                       ----------------------
                                       By:  Michael G. Santry
                                       Its: Chairman